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                                                                   Exhibit 10.51

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                           :
                                 :     Jointly Administered
BORDEN CHEMICALS AND             :     Case  No. 01-1268 (RRM)
PLASTICS OPERATING LIMITED       :
PARTNERSHIP, a Delaware limited  :
partnership, et al.,             :
                                 :     Chapter 11
                       Debtors.  :


                  ORDER (A) APPROVING ASSET PURCHASE AGREEMENT;
             (B) AUTHORIZING SALE OF ADDIS ASSETS FREE AND CLEAR OF
           LIENS, CLAIMS AND ENCUMBRANCES; (C) AUTHORIZING ASSUMPTION
           AND ASSIGNMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES RELATED THERETO; AND (D) GRANTING RELATED RELIEF (DOCKET NO. 462)

     This matter coming before the Court on the Motion of Debtors and Debtors in Possession for an Order (A) Approving Asset Purchase Agreement; (B) Authorizing Sale of Addis Assets Free and Clear of Liens, Claims and Encumbrances; (C) Authorizing Assumption and Assignment of Executory Contracts and Unexpired Leases Related Thereto; and (D) Granting Related Relief (the "Sale Motion"), filed by the above-captioned debtors and debtors in possession (collectively, the "Debtors"); the Court having (a) reviewed the Sale Motion, the underlying Asset Purchase Agreement (the "Agreement") dated December 3, 2001 by and among the Debtors and Shintech Louisiana, L.L.C. (the "Acquiror"), a copy of which is attached to the Sale Motion as Exhibit A, and all pleadings and other filed documents relating thereto and (b) heard the statements of counsel regarding the relief requested in the Sale Motion at a hearing before the Court (the "Sale Hearing"); the Court finding that: (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. (S)(S)157 and 1334; (b) this is a core proceeding pursuant to 28 U.S.C. (S)157(b)(2); (c) notice of the Sale Motion and the Sale Hearing was

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sufficient under the circumstances; (d) the Debtors' sale of the Addis Assets/1/
pursuant to the Agreement, free and clear of liens, claims, encumbrances, pledges and security interests of any kind (collectively, "Property Interests"), is allowable under section 363 of the Bankruptcy Code, is a sound exercise of the Debtors' business judgment and is in the best interests of the Debtors' estates; (e) the Assumed Contracts constitute an integral part of the Addis Assets and the Debtors' assumption and assignment of the Assumed Contracts (including, to the extent they become Assumed Contracts pursuant to the Agreement, the Confidential Contracts) is allowable under section 365 of the Bankruptcy Code, is supported by sufficient assurance of the Acquiror's ability to satisfy the requirements of section 365(b)(1) of the Bankruptcy Code, is a sound exercise of the Debtors' business judgment and is in the best interests of the Debtors' estates; (f) the Debtors' disclosure of the terms and provisions of, and any extradocumentary information concerning, the Confidential Contracts, under the limited terms described in the Agreement and Sale Motion, is essential to the sale of the Addis Assets, subject to the conditions set forth herein; (g) the Debtors and the Acquiror have acted in "good faith" as defined by section 363(m) of the Bankruptcy Code; (h) the Debtors have marketed the Addis Assets and conducted the sale process in compliance with the Bid Procedures (as defined in the Sale Motion); and (i) the Transfer is within the scope of section 1146(c) of the Bankruptcy Code; the Court having determined that the legal and factual bases set forth in the Sale Motion and at the Sale Hearing establish just cause for the relief granted herein;

     IT IS HEREBY ORDERED THAT:

     1. The Sale Motion is GRANTED as set forth below.

___________________
/1/ Capitalized terms not defined herein have the meanings ascribed to them in the Sale Motion or in the Agreement.


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     2. The Agreement is approved in all respects, and the Debtors are authorized to enter into and perform their obligations under the Agreement.

     3. The Debtors are authorized to sell the Addis Assets, on the terms described in the Sale Motion and the Agreement, under sections 363(b) and (f) of the Bankruptcy Code.

     4. At Closing, the Addis Assets shall be sold and transferred free and clear of all Property Interests, with the exception of Permitted Liens, with all such Property Interests attaching to the proceeds of sale to the same extent and with the same priority as each such Property Interest now attaches to or affects the Addis Assets (including, without limitation, the Property Interests of the Debtors' postpetition secured lenders, as set forth pursuant to prior order of the Court), subject to the Court's power to determine the validity, extent and priority of any such Property Interests, and subject to any claims and defenses the Debtors may possess with respect thereto.

     5. Except as expressly permitted or otherwise specifically provided by the Agreement or this Order, all persons and entities holding Property Interests (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated) in the Addis Assets prior to Closing, including, but not limited to, all debt security holders; equity security holders; governmental, tax and regulatory authorities; lenders, trade and other creditors; hereby are forever barred, estopped and permanently enjoined from asserting their Property Interests against the Acquiror, its successors or assigns, or against the Addis Assets.

     6. The Acquiror hereby is granted and shall have the protections provided in section 363(m) of the Bankruptcy Code.

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     7.  The Acquiror shall not be deemed to be a successor to or of the Debtors as a result of the acquisition of the Addis Assets pursuant to the terms of the Agreement and this Order. Nothing in this Order or the Agreement shall be construed to affect or otherwise alter any liability of the Acquiror of the Addis Assets, which such Acquiror would otherwise have under applicable environmental law or regulation as the current owner or operator of the Addis Assets after the date of entry of this Order.

     8. The Debtor received no competing bids for the Addis Assets and pursuant to the Agreement, Acquiror will not receive payment of any break-up fees or reimbursement of expenses. In the event the Debtor and Acquiror fail to consummate the transactions contemplated by this Order, Acquiror shall not be entitled to payment of any break-up fees or reimbursement of expenses.

     9. Each and every federal, state, and local governmental agency or department shall be, and hereby is, directed to accept any and all documents and instruments necessary and appropriate to consummate the Agreement, including without limitation, documents and instruments for recording in any governmental agency or department required to transfer the Acquiror the names and any and all other licenses or permits under the Debtors' ownership necessary for the operations that are associated with the Addis Assets.

     10. The terms and provisions of the Agreement and this Order shall be binding in all respects upon, and shall inure to the benefit of the Acquiror, the Debtors, the Debtors' estates, and their successors and assigns, including any trustee that may be appointed in these cases or any superseding case under chapter 7 of the Bankruptcy Code.

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     11. The Transfer shall not be taxed under any federal, state, local municipal or other law imposing or claiming to impose a tax within the scope of section 1146(c) of the Bankruptcy Code.

     12. Pursuant to section 105(a) of the Bankruptcy Code, the Debtors are authorized to disclose to the Acquiror the terms and provisions of, and any extradocumetary information concerning, the Confidential Contracts, in accordance with Section 6.9 of the Agreement.

     13. Pursuant to Sections 105(a) and 365 of the Bankruptcy Code, and subject to and conditioned upon the Closing, the Debtors' assumption of the Assumed Contracts (including, to the extent they become Assumed Contracts pursuant to the Agreement, the Confidential Contracts) and assignment of them to the Acquiror on the terms set forth in the Agreement is hereby approved; provided, however, the Debtors shall not assume and assign that portion of the letter agreement dated August 3, 2001, by and between Debtors and Oxy Vinyls, LP, and relating to the tolling of vinyl chloride monomer ("VCM") into polyvinyl chloride ("PVC") resins.

     14. The Acquiror will (i) cure, or provide adequate assurance of cure, of defaults under any of the Assumed Contracts (including, to the extent they become Assumed Contracts pursuant to the Agreement, the Confidential Contracts), within the meaning of section 365(b)(1)(A) of the Bankruptcy Code; and (ii) provide compensation or adequate assurance of compensation for actual pecuniary losses resulting from defaults under any of the Assumed Contracts (including, to the extent they become Assumed Contracts pursuant to the Agreement, the Confidential Contracts), within the meaning of section 365(b)(1)(B) of the Bankruptcy Code; provided, however, the Debtors shall not assume and assign that portion of the letter agreement dated August 3, 2001, by and between Debtors and Oxy Vinyls, LP, and relating to the tolling of VCM into PVC resins.

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     15. The Debtors and the Acquiror are authorized and directed to take the necessary actions to consummate the transactions contemplated by the Agreement and this Order.

     16. In accordance with the prior order of this Court authorizing the Debtors to retain and employ Taylor Strategic Divestitures ("Taylor"), Taylor shall be entitled, in respect of the Transfer of the Addis Assets, to a flat fee in the amount of $l,000,000 less the $350,000 non-refundable retainer the Debtors paid to Taylor before the Petition Date, for a resulting fee of $650,000, which the Debtors are authorized to pay at the Closing.

     17. This Court shall retain jurisdiction to determine any claims, disputes or causes of action arising out of or relating to the Asset Purchase Agreement or any of the transactions contemplated under the Asset Purchase Agreement.




Dated: 12/21, 2001                      /s/ [Illegible]
       -----------                      -------------------------------------
Wilmington, Delaware                    UNITED STATES DISTRICT JUDGE